Exhibit 4.2
WARRANT AGREEMENT
     THIS AGREEMENT, dated as of this 11th day of May 2006, by and between the Bank of New Jersey, a New Jersey-chartered commercial bank (the “Bank”) and American Stock Transfer & Trust Company (the “Transfer Agent”).
     WHEREAS, the Bank shall issue, in connection with its offering (the “Offering”) of Common Stock (“Common Stock”), warrants (“Warrants”) to purchase one share of Common Stock for every five shares of Common Stock purchased in the Offering, which shall separate into up to an aggregate of 2,181,179 shares of Common Stock and up to an aggregate of 436,232 Warrants.
     WHEREAS, the Bank desires to appoint the Transfer Agent to act on its behalf in connection with the (i) issuance, transfer and exchange of the certificates representing the Warrants (the “Warrant Certificates”), (ii) the exercise of the Warrants by the holders thereof (together with any registered successors or assigns, the “Holders”) and (iii) the adjustment of the Warrants in certain events as contained herein;
     NOW, THEREFORE, the parties hereto hereby agree as follows:
     1. APPOINTMENT OF TRANSFER AGENT. The Bank hereby appoints the Transfer Agent as its agent to issue the Warrant Certificates, as set forth herein at the usual and customary rates under the agreements between the Bank and the Transfer Agent, subject to resignation or replacement as provided herein. The Transfer Agent agrees to accept such appointment, subject to the terms and conditions as set forth herein and to issue, transfer and exchange the Warrant Certificates pursuant to the terms as provided for herein and to issue the certificates representing the appropriate number of shares of Common Stock (or other consideration) upon exercise of the Warrants. The Bank agrees to issue and honor the Warrants on the terms and conditions as herein set forth and to issue its Common Stock (or other securities) upon notice from the Transfer Agent of the proper exercise of any Warrant. The Transfer Agent is hereby empowered to enforce any rights of the Holders for the benefit of any Holders, subject to the terms and conditions contained herein.
     2. ISSUANCE OF WARRANT CERTIFICATES.
          2.1 Form of Warrant Certificate. All Warrants shall be issued substantially in the form of the Warrant Certificate annexed hereto as Exhibit A. The terms of any such Certificate are incorporated herein by reference.
          2.2 Execution of Warrants. No Warrants shall have been duly and validly issued until a Holder has received a Warrant Certificate executed by the Chairman or President of the Bank and the Secretary or Treasurer of the Bank and such Certificate is countersigned by an authorized officer of the Transfer Agent. Any Warrant Certificates may be executed by the officers of the Bank by means of a facsimile signature. The Transfer Agent shall maintain the register of all Holders.
          2.3 Maximum Number of Warrants. The Bank hereby authorizes the Transfer Agent to issue up to an aggregate of 436,232 Warrants pursuant to the Bank’s written instruction and the terms hereof subject to adjustment as hereafter provided in Section 5 hereof.
          2.4 Initial Holders. The Bank shall deliver to the Transfer Agent a list of the names of the persons who shall be the initial Holders of the Warrants and the number of Warrants to which each such person is entitled. The Transfer Agent is hereby authorized by the Bank to promptly issue Warrant Certificates for up to 436,232 Warrants upon receipt of the written request of the Bank, which shall include the list referred to in the preceding sentence. The Bank shall deliver to the Transfer Agent, along with this Warrant Agreement, a sufficient number of duly executed Warrant Certificates. The Warrant Certificates shall be completed and countersigned by the Transfer Agent and promptly mailed or delivered to the Holders pursuant to the terms hereof. When requested by the Transfer Agent, from time to time hereafter, the Bank will execute additional Warrant Certificates in blank for the Transfer Agent to issue hereunder.
     3. RIGHTS OF A HOLDER. Subject to adjustment as provided herein, each Warrant shall evidence the right to purchase one share of the Bank’s Common Stock at the purchase price of $24.00 (the “Purchase Price”). Following the Expiration Date, as defined in Section 4.1 below, the Warrant shall be null and void.
     4. EXERCISE OR TRANSFER OF WARRANT.
          4.1 Exercise Period. The Warrants may be exercised at any time commencing after May 9, 2006 (the “Initial Exercise Date”) but not later than 5:00 P.M., Eastern time, on May 8, 2009 (the “Expiration Date”). If the Expiration Date is not a Business Day, it shall automatically be extended to 5:00 P.M. on the next day which is a Business Day. Business Day means any day other than a Saturday, Sunday, or holiday on which banks in New Jersey are authorized by law to close.
          4.2 Means of Exercise. In order to exercise a Warrant, the Holder must present and surrender the Warrant Certificate to the Transfer Agent at its office, with the election to exercise section duly executed and it must be accompanied by payment in full, in the form of cash, by certified or official bank check payable to the order of the Bank or its successor, of the aggregate Purchase Price for the number of shares of Common Stock specified in such Election to Exercise Form.
          4.3 Issuance of Common Stock. Upon the request of the Transfer Agent, the Bank shall promptly deliver or cause to be delivered a certificate or certificates evidencing the shares of Common Stock purchased when any Warrant is validly exercised. Upon receipt of any Warrant Certificate by the Transfer Agent, at its office, in proper form for exercise and accompanied by payments as herein provided, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Bank shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder.
          4.4 Transfer. Upon surrender of the Warrant Certificate and similar Warrant Certificates at the principal office of the Transfer Agent, by the Holder hereof in person or by an attorney duly authorized in writing, with the election to transfer section properly completed and duly executed, such Warrant Certificates may be transferred or exchanged in the manner provided in the Warrant Certificate and without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor, evidencing in the aggregate the number of Warrants evidenced by the Warrant Certificates so surrendered and registered in the name or names as requested by the then registered owner thereof or by an attorney duly authorized in writing. Warrants transferred pursuant to such Section shall be accompanied by a proper payment of any applicable transfer taxes.
     5. ADJUSTMENT OF PURCHASE PRICE AND NUMBER OF SHARES PURCHASABLE AND OTHER TERMS IN CERTAIN EVENTS.
          5.1 The Purchase Price and the resulting number of shares of Common Stock issuable under each Warrant shall be subject to adjustment as follows:
               (a) If the Bank after the date of this Warrant Certificate but before its exercise:
(i) pays a dividend or any other distribution payable in shares of its Common Stock otherwise than out of earnings or earned surplus;
(ii) subdivides its outstanding shares of Common Stock into a greater number of shares;
(iii) combines its outstanding shares of Common Stock into a smaller number of shares;

(iv) issues by reclassification of its shares of Common Stock any shares of capital stock of the Bank (other than a change in par value); or
(v) issues rights, options or warrants entitling holders of shares of Common Stock to subscribe for shares of Common Stock at less than the current market price, if any.
The Purchase Price in effect immediately prior to such action shall be adjusted so that the Holder of each Warrant may receive the number of shares of Common Stock of the Bank to which it would have been entitled upon such action if such holder had so exercised the Warrant immediately prior thereto. An adjustment made pursuant to this Section 5 shall become effective immediately after the record date for the determination of owners of Common Stock entitled thereto in the case of a dividend or distribution, and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification, or issuance of rights, options or warrants retroactive to the record date, if any, for such event.
               (b) No payment or adjustment shall be made by or on behalf of the Bank on account of any cash dividends on the Common Stock issued upon any exercise of a Warrant which was declared for payment to the holders of Common Stock of record as of a date prior to the date on which such Warrant is exercised.
               (c) Upon each adjustment of the Purchase Price made pursuant to this Section 5, each Warrant shall thereafter (until another such adjustment) evidence the right to purchase that number of shares of Common Stock (calculated to the nearest hundredth) obtained by dividing the initial Purchase Price by the Purchase Price in effect after such adjustment.
               (d) The Bank’s failure to give the notice required by Section 5.6 or any defect therein shall not affect the validity of such action listed under this Section 5.1.
               (e) For the purpose of this Section 5.1, the term “shares of Common Stock” shall mean (1) the class of stock designated as the Common Stock at the date of this Warrant, or (2) any other class of stock resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, from no par value to par value or from par value to no par value. In the event that at any time, as a result of an adjustment made pursuant to this Section 5, the Holder shall become entitled to purchase any shares of the Bank other than shares of Common Stock, thereafter the number of such other shares so purchasable upon exercise of each Warrant and the Purchase Price of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Common Stock contained in this Section 5.1.
          5.2 Liquidation, Dissolution or Winding Up. Notwithstanding any other provisions hereof, in the event of the liquidation, dissolution, or winding up of the affairs of the Bank (other than in connection with a merger or sale or conveyance of all or substantially all of its assets outside of the ordinary course of business), the right to exercise each Warrant shall terminate and expire at the close of business on the last full business day before the earliest date fixed for the payment of any distributable amount on the Common Stock. The Bank shall cause a notice to be mailed to each Holder at least 20 days prior to the applicable record date for such payment stating the date on which such liquidation, dissolution or winding up is expected to become effective, and the date on which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property or assets (including cash) deliverable upon such liquidation, dissolution or winding up, and that each Holder may exercise outstanding Warrants during such 20 day period and, thereby, receive consideration in the liquidation on the same basis as other previously outstanding shares of the same class as the shares acquired upon exercise. The Bank’s failure to give notice required by this Section 5.2 or any defect therein shall not affect the validity of such liquidation, dissolution or winding up.
          5.3 Merger, Consolidation, etc.
               (a) In case of any merger of the Bank into any other entity or sale or conveyance of all or substantially all of its assets outside of the ordinary course of business, or similar reorganization, including but not limited to in connection with the formation of a holding company, (such merger, sale, conveyance, or reorganization a “Change”) then, as a condition of such Change, lawful and adequate provisions shall be made whereby the Holders shall thereafter have the right to receive upon payment of the Purchase Price in effect immediately prior to such Change, upon the basis and upon the terms and conditions specified in this Agreement (including but not limited to all provisions contained in this Section 5), and in lieu of the shares of the Bank’s Common Stock purchasable upon the exercise of the Warrants, such shares of stock, securities, cash or assets which such Holder would have been entitled to receive after the happening of such Change had such Warrant been exercised immediately prior to such Change. The provisions of this Section 5.3 shall similarly apply to successive Changes. The Bank shall cause a notice to be mailed to each Holder at least 20 days prior to the applicable record date for the Change covered by this Section 5.3(a) and shall provide notice of the Change and shall set forth the first and last date on which the Holder may exercise outstanding Warrants. The Bank’s failure to give the notice required by this Section 5.3(a) or any defect therein shall not affect the validity of the Change covered by this Section 5.3(a).
               (b) Notwithstanding the foregoing, if as a result of such Change, holders of the Bank’s Common Stock shall receive consideration other than solely in shares of stock or other securities in exchange for their Bank Common Stock, the Bank may, at its option, fulfill its obligation hereunder by causing the Notice required by Section 5.3(a) hereof to include notice to Holders of the opportunity to exercise their Warrants before the applicable record date for the Change, and thereby receive consideration in the Change, on the same basis as other previously outstanding shares of the same class as the shares acquired upon exercise. If the notice specified in the preceding sentence is provided to Holders, Warrants not exercised in accordance with this Section 5.3(b) before consummation of the Change shall be canceled and become null and void on the effective date of the Change. The notice provided by the Transfer Agent pursuant to this Section 5.3(b) shall include a description of the terms of this Agreement providing for cancellation of the Warrants in the event that Warrants are not exercised by the prescribed date. The Bank’s failure to give any notice required by this Section 5.3(b) or any defect therein shall not affect the validity of any such Change.
          5.4 Duty to Make Fair Adjustments in Certain Cases. If any event occurs as to which in the opinion of the Board of Directors of the Bank the other provisions of this Section 5 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holders in accordance with the essential intent and principles of this Agreement, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, as to protect the purchase rights of the Holders. Notwithstanding the foregoing, the issuance of Common Stock or any securities convertible into Common Stock by the Bank either for cash or in a merger, sale of assets, exchange or acquisition shall not, by itself, constitute a basis for requiring any adjustment in the Warrants unless specifically enumerated herein.
          5.5 Good Faith Determination. Any determination as to whether an adjustment or limitation of exercise is required pursuant to this Section 5 (and the amount of any adjustment), shall be binding upon the Holders and the Bank if made in good faith by the Board of Directors of the Bank.
          5.6 Notice of Adjustment. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants or the Purchase Price is adjusted, the Bank shall promptly file in the custody of its Secretary or an Assistant Secretary at its principal office and with the Transfer Agent, an officer’s certificate setting forth the number of shares of Common Stock purchasable upon the exercise of the Warrants, the Purchase Price after such adjustment, a statement, in reasonable detail, of the facts requiring such adjustment and the computation by which such adjustment was made. Each such officer’s certificate shall be made available at all reasonable times for inspection by the Holders, and the Transfer Agent shall, upon instruction from the Bank, forthwith after each such adjustment, promptly mail a copy of such certificate to such Holders by first class mail, postage prepaid.
          5.7 No Change of Warrant Necessary. Irrespective of any adjustment in the Purchase Price or in the number or kind of shares issuable upon exercise of the Warrants, the Warrant Certificates may continue to express the same price and number and kind of shares as are stated in the Warrant Certificates as initially issued.

     6. SHARES TO BE FULLY PAID; RESERVATION OF SHARES. The Bank covenants and agrees for the benefit of the Holders:
          6.1 Due Authorization and Valid Issuance. That all shares of Common Stock which may be issued upon the exercise of the rights represented by the Warrant Certificates will, upon issue and payment of the aggregate Purchase Price therefor, be duly authorized, validly issued, fully paid and non-assessable and free and clear of all liens and encumbrances, with no personal liability attaching to the ownership thereof;
          6.2 Sufficient Number of Shares. That during the period within which the rights represented by the Warrant Certificates may be exercised, the Bank will at all times have authorized and reserved for the purpose of issue upon exercise of the rights evidenced by the Warrant Certificates, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by the Warrant Certificates;
          6.3 Assurance of No Securities Laws Violation. That the Bank will take all such action as may be necessary to ensure that the shares of Common Stock issuable upon the exercise of the Warrants may be so issued without violation of any applicable federal or state law or regulation;
          6.4 Registration of Securities. That if any securities to be reserved for the purpose of exercise of Warrants hereunder require registration with, or approval of, any governmental authority under any federal securities law before such securities may be validly issued or delivered upon such exercise, including but not limited to in the event of the formation of a holding company, then the Bank (or in the event a holding company is formed, such holding company) will in good faith and as expeditiously as reasonably possible, endeavor to secure such registration or approval. The Bank will use reasonable efforts to obtain appropriate approvals or registrations under state “blue sky” securities laws. With respect to any such securities, however, Warrants may not be exercised by, or shares of Common Stock issued to, any Registered Holder in any state in which such exercise would be unlawful; and
     7. LOSS OF WARRANT CERTIFICATE. Upon receipt by the Transfer Agent of evidence satisfactory to it of the loss, theft, destruction or mutilation of a Warrant Certificate, and (a) in the case of such loss, theft or destruction, of reasonably satisfactory indemnification and bonding, or (b) if mutilated, upon surrender and cancellation of such Warrant Certificate, the Transfer Agent shall execute and deliver a new Warrant Certificate of like tenor. Any such new Warrant Certificate executed and delivered shall constitute an additional contractual obligation on the part of the Bank, whether or not the Warrant Certificate so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.
     8. NO ISSUANCE OF FRACTIONAL INTERESTS IN COMMON STOCK. The Bank shall not be required to issue fractional shares of Common Stock on the exercise of the Warrants. If any fraction of a share of Common Stock would be issuable upon the exercise of the Warrants (or any specified portion thereof), the Bank shall pay an amount in cash equal to the product of (a) such fraction and (b) the fair market value of the Common Stock, as determined in good faith by the Board of Directors of the Bank, on the Business Day prior to the date the Warrant is exercised.
     9. NO RIGHTS AS STOCKHOLDERS; CERTAIN NOTICES AND REPORTS TO HOLDERS. Except as specifically provided in this Agreement, nothing contained in this Agreement or in the Warrant Certificates shall be construed as conferring upon the Holders or any transferees the right to vote or to receive dividends or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Bank or any other matter, or any rights whatsoever as stockholders of the Bank. If, however, between the date hereof and the Expiration Date (or if earlier the occurrence of any event specified in Section 5.2 or 5.3(b) terminating the Warrants), any of the following events shall occur:
               (a) the Bank shall declare any cash dividend upon its shares of Common Stock payable at a rate more than 50% in excess of the rate of the last cash dividend theretofore paid; or

               (b) the Bank shall declare any dividend payable in any securities upon its shares of Common Stock, other than a dividend payable in Common Stock or make any distribution (other than a regular cash dividend out of undistributed net income) to the holders of its shares of Common Stock; or
               (c) the Bank shall distribute any rights, options or warrants to the holders of shares of Common Stock; or
               (d) a capital reorganization or reclassification of the Bank’s capital stock shall be proposed;
then in any one or more of said events, the Bank shall give to the Holders at least twenty days prior written notice of the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to receive such dividend or distribution. Any such notice shall also specify, in the case of any such dividend or distribution, the date on which holders of shares of Common Stock are entitled thereto. Failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of any action taken in connection with such dividend or distribution.
     The Bank shall transmit by mail to all registered Holders, all reports and other documents that the Bank transmits to holders of shares of Common Stock generally, at the same time and in the same manner as such reports and other documents are transmitted to holders of shares of Common Stock.
     10. AGREEMENT OF HOLDERS. Every Holder of a Warrant, by his acceptance thereof, consents and agrees with the Bank, the Transfer Agent and every other Holder of a Warrant that:
               (a) Warrants are not transferable except as provided herein; and
               (b) The Bank and the Transfer Agent may deem and treat the person in whose name the Warrant Certificate is registered as the Holder and as the absolute, true and lawful owner of the Warrants represented thereby for all purposes, and neither the Bank nor the Transfer Agent shall be affected by any notice or knowledge to the contrary.
     11. DUTIES OF TRANSFER AGENT.
          11.1 No Representation by Transfer Agent. The Transfer Agent acts hereunder as agent and in a ministerial capacity for the Bank, and its duties shall be determined solely by the provisions hereof. The Transfer Agent shall not, by issuing and delivering Warrant Certificates or by any other act hereunder be deemed to make any representations as to the validity, value or authorization of the Warrant Certificates or the Warrants represented thereby or of any securities or other property delivered upon exercise of any Warrant or whether any stock issued upon exercise of any Warrant is fully paid and nonassessable.
          11.2 No Duty to Make Purchase Price Adjustment; Limits on Liability. The Transfer Agent shall not at any time be under any duty or responsibility to any Holder of Warrant Certificates to make or cause to be made any adjustment of the Purchase Price provided in this Agreement, or to determine whether any fact exists which may require any such adjustments, or with respect to the nature or extent of any such adjustment, when made, or with respect to the method employed in making the same. It shall not (a) be liable for any recital or statement of facts contained herein or for any action taken, suffered or omitted by it in reliance on any Warrant Certificate or other document or instrument believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties, (b) be responsible for any failure on the part of the Bank to comply with any of its covenants and obligations contained in this Agreement or in any Warrant Certificate, or (c) be liable for any act or omission in connection with this Agreement except for its own gross negligence or willful misconduct.
          11.3 Consultation with Counsel. The Transfer Agent may at any time consult with counsel satisfactory to it (who may be counsel for the Bank) and shall incur no liability or responsibility for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel.

               11.4 Evidence by Instrument. Any notice, statement, instruction, request, direction, order or demand of the Bank shall be sufficiently evidenced by an instrument signed by the President, any Vice President, its Secretary, or Assistant Secretary, (unless other evidence in respect thereof is herein specifically prescribed). The Transfer Agent shall not be liable for any action taken, suffered or omitted by it in accordance with such notice, statement, instruction, request, direction, order or demand believed by it to be genuine.
               11.5 Compensation for Transfer Agent Services. The Bank agrees to pay the Transfer Agent reasonable compensation for its services hereunder and to reimburse it for its reasonable expenses hereunder and further agrees to indemnify the Transfer Agent and save it harmless against any and all losses, expenses and liabilities, including judgments, reasonable costs and counsel fees, for anything done or omitted by the Transfer Agent in the execution of its duties and powers hereunder except losses, expenses and liabilities arising as a result of the Transfer Agent’s gross negligence or willful misconduct.
               11.6 Resignation of Transfer Agent. The Transfer Agent may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Transfer Agent’s own gross negligence or willful misconduct), after giving 30 days’ prior written notice to the Bank. At least 15 days prior to the date such resignation is to become effective, the Transfer Agent shall cause a copy of such notice of resignation to be mailed to the Holder of each Warrant Certificate at the Bank’s expense. Upon such resignation, or any inability of the Transfer Agent to act as such hereunder, the Bank shall appoint a new Transfer Agent in writing. The Bank shall have complete discretion in the naming of a new Transfer Agent, who may be an affiliate, subsidiary or department of the Bank, or any person used by the Bank as transfer agent for the Common Stock. If the Bank shall fail to make such appointment within a period of 15 days after it has been notified in writing of such resignation by the resigning Transfer Agent, then the Holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new Transfer Agent.
               11.7 Removal of Transfer Agent. The Bank may, upon notice to the Holders, remove and replace the Transfer Agent for any reason.
               11.8 Appointment and Duties of New Transfer Agent. After acceptance in writing of an appointment by a new transfer agent is received by the Bank, such new transfer agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Transfer Agent, without any further assurance, conveyance, act or deed. Any former Transfer Agent hereby agrees to cooperate with and deliver all records and Warrant Certificates to the new transfer agent at the direction of the new transfer agent and the Bank.
               11.9 Notification of New Transfer Agent. Not later than the effective date of an appointment of a new transfer agent by the Bank, the Bank shall file notice with the resigning or terminated Transfer Agent and shall forthwith cause a copy of such notice to be mailed to each Holder.
               11.10 Successor to Transfer Agent. Any corporation into which the Transfer Agent or any new transfer agent may be converted or merged or any corporation resulting from any consolidation to which the Transfer Agent or any new transfer agent shall be a party or any corporation succeeding to the trust business of the Transfer Agent shall be a successor transfer agent under this Agreement without any further act. Any such successor transfer agent shall promptly cause notice of its succession as transfer agent to be mailed to the Bank and to each Holder.
               11.11 Acting in Other Capacity. Nothing herein shall preclude the Transfer Agent from acting in any other capacity for the Bank.
     12. MODIFICATION OF AGREEMENT. The Transfer Agent and the Bank may by supplemental agreement make any changes or corrections in this Agreement: (a) that they shall deem appropriate to cure any ambiguity or to correct any defective or inconsistent provision or manifest mistake or error herein contained; or (b) that they may deem necessary or desirable and which shall not adversely affect the purchase or other material rights of the Holders of Warrant Certificates. This Agreement shall not otherwise be modified, supplemented or amended in any respect except with the consent in writing of the Holders of Warrant Certificates representing not less than 50% of the Warrants then outstanding, but no such amendment, modification or supplement which changes the number or nature of the securities purchasable upon the exercise of any Warrant, the Purchase Price or accelerates the Expiration Date, shall be made without the consent in writing of each and every Holder (but no consent shall be required for such changes as are specifically prescribed by this Agreement as originally executed).
     13. MISCELLANEOUS.
          13.1 Entire Agreement. This Agreement and the form of Warrant Certificate annexed hereto as Exhibit A contains the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings with respect thereto.
          13.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.
          13.3 Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.
          13.4 Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
          13.5 Notices. Any notice or other communications required hereunder to be given to a Holder shall be in writing and shall be sufficiently given, if mailed (first class, postage prepaid), or personally delivered, addressed in the name and at the address of such Holder appearing from time to time on the records of the Transfer Agent. Notices or other communications to the Bank shall be deemed to have been sufficiently given if delivered by hand or mailed to the Bank at its then principal office, Attention: President, or at such other address as the Bank shall have designated by written notice to the Transfer Agent. Notices or other communications to the Transfer Agent shall be deemed to have been sufficiently given if delivered by hand or mailed (first class, postage prepaid) to its then principal office. Notice by mail shall be deemed given when deposited in the mail, postage prepaid.
          13.6 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Bank and the Transfer Agent.

     IN WITNESS WHEREOF, the Bank and the Transfer Agent have executed this Agreement by their duly authorized officers as of the date first set forth above.

Bank of New Jersey
By:	/s/ Albert F. Buzzetti
Albert F. Buzzetti
President and Chief Executive Officer

American Stock Transfer & Trust Company
By:	/s/

EXHIBIT A
WARRANT CERTIFICATE
                      Warrants
Bank of New Jersey
WARRANTS TO PURCHASE COMMON STOCK
VOID FOR ANY PURPOSE AFTER 5:00 PM , EASTERN TIME, ON MAY 8, 2009
     This Certificate certifies that, for value received,

or registered assigns, is the registered holder of the number of warrants (the “Warrants”) set forth above. Each Warrant entitles the registered holder thereof to purchase from Bank of New Jersey, a New Jersey chartered commercial bank with its principal office at 204 Main Street, Fort Lee, New Jersey 07024 (the “Bank”), on and after the issuance date one (1) fully paid and nonassessable share of the common stock, $10.00 par value per share, of the Bank (the “Common Stock”), at the purchase price of $24.00 per share (the “Purchase Price”) upon surrender of this Warrant Certificate, with the form of election to purchase set forth on the reverse hereof properly completed and duly executed and payment of the Purchase Price at the principal office of the Transfer Agent, or its successors as Transfer Agent, as provided in the Warrant Agreement (the “Warrant Agreement”), dated May 11, 2006 by and between the Bank and American Stock Transfer & Trust Company (the “Transfer Agent”), a copy of which may be obtained from the Bank, by a written request from the registered holder hereof or which may be inspected by any registered holder or his or her agent at the principal office of the Bank. Payment of the Purchase Price may be made at the option of the registered holder in cash, by certified or official bank check payable to the order of the Bank.
     The Purchase Price and the number of shares of Common Stock purchasable upon exercise of the Warrants set forth above are based on the Common Stock of the Bank outstanding as of the issuance date of this Warrant Certificate and are subject to adjustment as provided in Section 5 of the Warrant Agreement.
     Upon surrender of this Warrant Certificate and payment of the Purchase Price, the Bank shall issue and cause to be delivered to the registered holder of this Warrant Certificate a certificate for the number of shares of Common Stock issuable for the Warrants then being exercised.
     No Warrant may be exercised after 5:00 P.M., Eastern Time, on May 8, 2009 (the “Expiration Date”). If such date is not a Business Day as defined in the Warrant Agreement, the Expiration Date shall mean 5:00 P.M., Eastern Time, the next following Business Day. The Expiration Date may be accelerated as provided in the Warrant Agreement under certain specifically defined circumstances upon notice to the registered holder hereof. To the extent not exercised and delivered to the Transfer Agent by the Expiration Date, the Warrants shall be null and void.
     The further provisions of this Warrant Certificate set forth on the reverse hereof and the further provisions of the Warrant Agreement shall for all purposes have the same effect as if set forth fully at this place.
     This Warrant Certificate is not valid unless countersigned by the Transfer Agent.

     IN WITNESS WHEREOF, Bank of New Jersey has caused this Warrant Certificate to be duly executed under its corporate seal.
     Countersigned:
     American Stock Transfer & Trust Company as Transfer Agent
     By:
            Authorized Signature
     Dated:
(SEAL)

Bank of New Jersey
By:
President

By:
Secretary

Bank of New Jersey
     This Warrant Certificate and each Warrant represented hereby are issued pursuant to and are subject in all respects to the terms and conditions set forth in the Warrant Agreement, which is incorporated herein by reference. Please refer to the Warrant Agreement for a description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Transfer Agent, the Bank and the registered holders of the Warrants. In the event the registered holders do not comply with the terms of the Warrant Agreement, the Warrants shall immediately become null and void.
     The Warrant Agreement provides that upon the occurrence of certain events, the Purchase Price set forth on the face hereof may, under certain conditions, be adjusted. If the Purchase Price is adjusted, the Warrant Agreement provides that the Purchase Price in effect immediately prior to such event shall be adjusted so that the registered holder of each Warrant may receive the number of shares of Common Stock of the Bank to which it would have been entitled upon such action if such registered holder had so exercised the Warrant immediately prior to the event. No fractional shares of Common Stock will be issued upon exercise of the Warrant. If any fraction of a share of Common Stock would be issuable upon the exercise of the Warrants (or any specified portion thereof), the Bank shall pay an amount in cash equal to the product of (a) such fraction and (b) the fair market value of the Common Stock, as determined in good faith by the Board of Directors of the Bank, on the Business Day prior to the date the Warrant is exercised.
     Upon surrender of this Warrant Certificate and similar Warrant Certificates at the principal office of the Transfer Agent, by the registered holder hereof in person or by an attorney duly authorized in writing, such Warrant Certificates may be transferred or exchanged in the manner and subject to the limitations provided in the Warrant Agreement, for another Warrant Certificate or Warrant Certificates of like tenor, evidencing in the aggregate the number of Warrants evidenced by the Warrant Certificates so surrendered and registered in the name or names as requested by the then registered owner thereof or by an attorney duly authorized in writing. In the case of the exercise of less than all the Warrants represented hereby, the registered holder shall be entitled to receive upon surrender of this Warrant Certificate another Warrant Certificate or Warrant Certificates for the balance of the Warrants evidenced by this Warrant Certificate.
     Prior to the exercise of any Warrant represented hereby, the registered holder shall not be entitled to any rights of a stockholder of the Bank, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Bank, except as provided in the Warrant Agreement.
     The Bank and the Transfer Agent shall treat the registered holder as the absolute owner hereof and of each Warrant represented hereby for all purposes and shall not be affected by any notice to the contrary.
     This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of New Jersey.

Subscription Form
Dated:                                            , 200
     The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing                       shares of Common Stock and hereby makes payment of $                      in satisfaction of the Warrant Price thereof.
INSTRUCTIONS FOR REGISTRATION OF STOCK

Name	(please type or print in block letters)

Address

Signature

Tax Identification Number
ASSIGNMENT FORM
FOR VALUE RECEIVED,                                                                 hereby sells, assigns and transfers unto
Name
               (please typewrite or print in block letters)
Address                                                                                      Warrants and does hereby irrevocably Constitute and appoint                                                                 Attorney, to transfer the same on the books of the Company with full power of substitution in the premises.
Dated                                                            Signature